Exhibit 5.4

June 3, 2014

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Re:	Fidelity National Information Services, Inc. – 1.450% Senior Notes Due 2017
Fidelity National Information Services, Inc. – 3.875% Senior Notes Due 2024

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special counsel to those subsidiaries listed on Attachment A hereto (the “Subject Entities”) of Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), in connection with the issuance and sale of $300,000,000 in aggregate principal amount of the Company’s 1.450% Senior Notes due 2017 (the “ 2017 Notes”) and $700,000,000 in aggregate principal amount of the Company’s 3.875% Senior Notes due 2024 (the “2024 Notes” and, together with the 2017 Notes, the “Securities”), pursuant to the Underwriting Agreement, dated May 27, 2014 (the “Underwriting Agreement”), among the Company, the underwriters listed on Schedule 1 thereto, and each of the guarantors listed on Schedule 2 thereto (the “Guarantors”), and the issuance of the guarantees on each of the Securities (the “Guarantees”) by the Guarantors. The Securities will be issued pursuant to an Indenture dated as of April 15, 2013 (the “Base Indenture”), among the Company, the Guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee; as supplemented by a Third Supplemental Indenture to be dated as of June 3, 2014 relating to the 2017 Notes (the “Third Supplemental Indenture”) and as further supplemented by a Fourth Supplemental Indenture to be dated as of June 3, 2014 relating to the 2024 Notes (the “Fourth Supplemental Indenture” together with the Third Supplemental Indenture and the Base Indenture are collectively referred to herein as the “Indenture”).

In connection with this opinion, we have examined originals or copies of the Underwriting Agreement, Guarantees, Indenture and such documents, corporate records, instruments, certificates of public officials and of the Subject Entities (including, without limitation, an Opinion Certificate made by the Subject Entities attached hereto as Attachment B), made such inquiries of officials of the Subject Entities, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies and that each document obtained from a public authority is accurate, complete and authentic, and all official records (including their proper indexing and filing) are accurate and complete. Also, in making our examination of executed documents for the purposes of the opinions expressed herein we have assumed: (i) other than with respect to the Subject Entities, that each other entity is validly existing and in good standing (or the equivalent) as a corporation, limited liability company or other applicable legal entity under the laws of its jurisdiction of organization and has the requisite power and authority to execute and deliver such documents to which it is a party and to carry out and consummate all transactions contemplated to be performed by such documents; (ii) other than with respect to the Subject Entities, that each such entity has duly authorized the execution, delivery and performance of such documents to which it is a party and has, in fact, duly executed and delivered such documents to which it is a party; (iii) that such documents (including, without limitation, the Indenture and all documents related thereto) constitute the legal, valid and binding obligations of each party thereto, enforceable in accordance with their respective terms; and (iv) all natural persons who are signatories to such documents were legally competent at the time of their execution thereof. Our opinions expressed herein with respect to the

4800 WELLS FARGO CENTER | 90 South Seventh Street Minneapolis, MN 55402

P:612-877-5000 F:612-877-5999 W:moss-barnett.com

Fidelity National Information Services, Inc.

June 3, 2014

due organization, existence and good standing of the Subject Entities are based solely upon certificates issued by the relevant authorities in the State of Minnesota, and are limited to the meaning ascribed to such certificates in such States and limited to the respective dates thereof.

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the substantive laws (excluding its applicable choice of law rules) of the State of Minnesota, as in effect on the date hereof. None of the opinions or other advice contained in this letter considers or covers any federal, state or foreign securities (or “blue sky”) laws or regulations. We express no opinion concerning the contents of the Registration Statement or any related prospectus. Although the Notes may be issued from time to time on a delayed or continuous basis, the opinions herein are limited to laws (including without limitation, the rules and regulations thereunder), as in effect on the date of this opinion letter, which laws are subject to change with possible retroactive effect. We have no obligation to update or supplement the opinions herein to reflect any changes in law that may hereafter occur or become effective. We also have assumed that the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in Minnesota has established its unconstitutionality or invalidity.

Based upon and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that:

1.	Each of the Subject Entities has been duly organized under the laws of its jurisdiction of organization as set forth on Attachment A hereto and is validly existing and in good standing under the laws of such jurisdiction.

2.	Each of the Subject Entities has the corporate power to enter into and perform its obligations under the Indenture.

3.	The execution, delivery and performance of the Indenture have been duly authorized by all necessary corporate action on the part of the Subject Entities.

4.	The Guarantees by the Subject Entities with respect to the Notes have been duly authorized by the Subject Entities.

The opinions set forth herein are limited to, and no opinion is implied or may be inferred beyond, the matters expressly stated herein.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act. We also consent to Willkie Farr & Gallagher LLP, relying on this opinion solely for purposes of preparing its opinion letter.

Very truly yours,

/s/ Christopher D. Stall

Christopher D. Stall
Attorney at Law
612-877-5279
Chris.Stall@lawmoss.com

Attachment A

Subject Entities

Entity Name	Entity Type	Jurisdiction of Organization

ATM Management Services, Inc. (f.k.a. ACI-Canada, Inc.)	Corporation	Minnesota

Chex Systems, Inc. (f.k.a. Chex Newco Corporation)	Corporation	Minnesota

EFD Asia, Inc. (f.k.a. eFunds Overseas, Inc.)	Corporation	Minnesota

eFunds Global Holdings Corporation	Corporation	Minnesota

Attachment B

Opinion Certificate

See attached.